Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement, effective as of February 24, 2012 between Curis, Inc., having a place of business at 4 Maguire Road, Lexington, MA 02421 (“Curis”), and Changgeng Qian, Ph.D., M.D. (“Consultant”).

WHEREAS, Curis desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to Curis as provided in this Agreement;

NOW, THEREFORE, in consideration of the promises set forth in the Agreement, Curis and Consultant hereby agree as follows:

1. Term; Termination. The term of this Agreement shall be for a period of one year from the effective date or until earlier terminated by either party (the “Consultation Period”). Either party may terminate the Agreement by providing thirty (30) days prior written notice to the other party. In the event of such termination, Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3. Such payments shall constitute full settlement of any and all claims of Consultant of every description against Curis. Notwithstanding the foregoing, Curis may terminate the Consultation Period, immediately upon written notice to Consultant, if (a) Consultant breaches or threatens to breach any provision of Section 5, (b) Consultant breaches or threatens to breach the terms or conditions of that certain Invention, Non-Disclosure and Non-Competition Agreement dated July 2, 2001 by and between the Consultant and Curis or (c) Curis terminates that certain Drug Development Partnership and License Agreement for [CUDC-906 and CUDC-908] by and between Curis and Guangzhou BeBetter Medicine Technology Co, Ltd. pursuant to Section 9.2 or 9.4 thereof.

2. Consulting duties.

(a)	During the term, Consultant shall provide Curis or to Curis’ designee, such consulting, advisory and related services to and for Curis as may be reasonably requested from time to time by Curis, including, but not limited to, the services outlined in the attached Project Exhibit A, and any other Project Exhibits which may be attached hereto from time to time, as agreed to in writing by both parties

(b)	All work to be performed by Consultant for Curis shall be in conjunction with Curis’ Chief Medical Officer (“CMO”) or his designee.

(c)

Consultant shall devote his best efforts and ability to the performance of the duties attaching to this Agreement. The parties agree that to perform the services hereunder in a professionally and workman like manner, the Consultant shall devote at least a minimum of three (3) hours per week (as permitted by travel and location) to the performance of such services. Consultant agrees to furnish Curis with written reports with respect to such consulting services if and when requested by Curis.

3. Compensation. In consideration for the services rendered by Consultant to Curis during the Term, Curis shall pay Consultant compensation in the amount of Two Hundred dollars ($200.00) per hour, and pro rated for any portions thereof, of consulting work performed on behalf of Curis, not to exceed $50,000 for the term of this Agreement, unless as otherwise agreed to in advance and in writing by Curis. Payment of such amounts will be made in arrears upon Curis’ approval of a monthly invoice from Consultant that describes in detail the services rendered in compliance to the specific requests for such services during the preceding month. Curis shall reimburse Consultant for reasonable documented out-of-pocket expenses incurred in the performance of his duties hereunder. Consultant shall submit to Curis itemized monthly statements, in a form satisfactory to Curis, of such expenses incurred in the previous month. Curis shall pay to Consultant amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, Consultant shall not incur total expenses in excess of Five Hundred dollars ($500.00) per month without the prior written approval of Curis.

4. Status. Consultant’s relation to Curis shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Consultant shall not be deemed an agent for any purpose and shall have no authority to bind Curis.

5. Inventions, Proprietary Rights and Disclosures.

(a)

Consultant agrees to disclose promptly to Curis all inventions, discoveries, designs, improvements and all other intellectual property rights (collectively referred to as “Inventions”) made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the actual or planned business of Curis or (ii) after the Consultation Period if resulting or directly derived from Confidential Information (as defined below), or perfected in the performance of, or arising out of, the work to be performed by Consultant for Curis, and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by Curis), properly corroborated, to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole and exclusive property of Curis at all times. All such Inventions and patents therefor shall be the sole and exclusive property of Curis. Consultant hereby assigns to Curis all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of Curis as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of Curis and at Curis’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to Curis and to assist Curis in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Consultant also hereby waives all claims to moral rights in any Inventions.

(b)	Consultant agrees that the services furnished pursuant to the work to be performed hereunder, the data and Inventions generated by the said work and any and all information, data, specifications, techniques, formulae and processes disclosed by Curis in connection therewith (collectively referred to as “Confidential Information”) are the property of Curis and are confidential and proprietary to Curis. Consultant agrees that he shall not use Confidential Information for any purpose other than as advised or directed by Curis regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Without Curis’ express written consent first obtained, Consultant agrees that he shall not disclose or make available any Confidential Information to any third party regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Consultant shall not discuss the nature of his/her activities in connection with Curis with anyone except authorized representatives of Curis. At Curis’ request, Consultant shall provide Curis with all Confidential Information furnished to Consultant by Curis or original with Consultant in connection with his/her services furnished hereunder which has been reduced to writing and retain no copies thereof. Consultant understands that in receiving Confidential Information, he receives no right to a license, implied or otherwise, under any patent or other rights now or hereafter owned or controlled by Curis.

(c)	The foregoing obligations of confidentiality and non-use shall not apply to:

(1) information which is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 5;

(2) is generally disclosed to third parties by Curis without restriction on such third parties; or

(3) is approved for release by written authorization of the Board of Directors of Curis.

However, Confidential Information shall not be deemed within the foregoing exceptions if:

(i)	specific information is merely embraced by more general information in the public domain or Consultant’s possession, or

(ii)	it constitutes a combination which can be reconstructed from multiple sources in the public domain or Consultant’s possession, none of which shows the whole combination of the Confidential Information.

(d)	Upon termination of this Agreement or at any other time upon request by Curis, Consultant shall promptly deliver to Curis all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of Curis.

(e)	Consultant warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by him/her to Curis in connection with any of the services called for hereunder. Consultant further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by Consultant pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of Consultant with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for assignment of inventions. Consultant agrees that his/her services to other enterprises may result in a conflict of interest with his/her obligations to Curis under this Agreement, and agrees to inform Curis of his/her services to other enterprises and, in the case of conflict of interest, to immediately inform Curis and resolve the conflict in a mutually satisfactory manner.

(f)	Consultant hereby acknowledges that the United States securities laws prohibit any person who has material, non-public information from purchasing or selling the securities of Curis or the securities of any company doing business with Curis or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(g)	Consultant acknowledges that (a) the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of Curis, (b) any violations of this Agreement will result in irreparable injury to Curis and that damages at law would not be reasonable or adequate compensation to Curis for a violation of this Agreement and (c) Curis shall be entitled, in addition to any other right or remedy available in law or in equity, to the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and each party hereby consents to the issuance of such injunction and to the ordering of specific performance.

6. Survival of Provisions. The provisions of paragraph 5 hereof shall survive the termination or expiration of this Agreement.

7. Assignability and Binding Effect. Neither this Agreement nor any interest shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that Curis may assign this Agreement to any corporation with which Curis may merge or consolidate or to which Curis may assign substantially all of its assets or that portion of its business to which this Agreement pertains without obtaining the agreement of Consultant.

8. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

9. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the following addresses:

If to Curis:	Curis, Inc.
4 Maguire Road
Lexington, MA 02421
Attention: Legal Department

If to Consultant:	Changgeng Qian
[

]

or at such other address as such other party may designate in conformity with the foregoing.

10. Entire Agreement; Modification; Severability. This document sets forth the entire Agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall not be changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the parties hereto, which document shall make specific reference to this Agreement and shall express the plan or intention to modify same. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement is executed under seal by both parties and deemed to be governed by the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law principles.

CURIS, INC.		CONSULTANT:

By:	/s/ Daniel R. Passeri	By:	/s/ Changgeng Qian

Name:	Daniel R. Passeri	Name:	Changgeng Qian, Ph.D., M.D.

Title:	Chief Executive Officer	SS#:	[ ]

Date:	February 24, 2012	Date:	February 24, 2012

Exhibit A

At such times and places as Curis may from time to time request, Dr. Qian shall provide to Curis periodic scientific support in the area of drug discovery and preclinical development. These services may include, but are not limited to:

(1)	evaluations and recommendations regarding Curis’ proprietary drug discovery and development programs, such as CUDC-101, CUDC-907, other drug discovery and development candidates, and other therapeutic and diagnostic applications;

(2)	PK/PD, pre-formulation/formulation, non-GLP/GLP toxicology and other preclinical drug discovery services; and

(3)	evaluation of preclinical data packages, chemical structures and associated properties relevant to drug development for potential in-licensing opportunities that Curis is considering.

Curis shall give Consultant reasonable advance notice of any service required. Consultant agrees to furnish Curis with written reports with respect to such consulting services if and when requested by Curis.

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